THE SECURITY REPRESENTED BY THIS AGREEMENT HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                             STOCK OPTION AGREEMENT
                             ----------------------

         THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of _____ of April, 2001, by and between eAUTOCLAIMS.COM, INC., a Nevada corporation (the "Corporation"), and _______________ ("Optionee").

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, Optionee is a valuable and trusted key employee of the Corporation, and the Corporation considers it desirable to give Optionee an added incentive to advance the Corporation's interests; and

         WHEREAS, the corporation has determined to grant Optionee the right to acquire certain stock of the Corporation pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions hereinafter set forth and the sum of Ten and 00/100 dollars ($10.00), the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Option; Number of Shares; Price. The Corporation hereby grants, to Optionee the right acquire eight hundred eighty thousand (880,000) shares (the "Shares") of the common stock of the Corporation ("Common Stock") at a purchase price of One Cent ($.01) per share (the "Purchase Price") ("Option"). The Option and the right to acquire all or any portion of the Shares shall be exercisable upon certain events set forth in this Agreement, and is subject to the terms and conditions stated in this Agreement. It is intended that the Option will not qualify for treatment as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Term of Agreement. This Agreement, and Optionee's right to exercise the Option in whole or in part, shall expire in ten (10) years on April __, 2011, unless the parties mutually agree to otherwise honor this Option.

         3. Merger; Consolidation or Sale of Assets; Acceleration; Initial Public Offering. Upon the reorganization, merger or consolidation of the Corporation in which the Corporation is not the surviving entity, or upon the dissolution or liquidation of the Corporation, or upon the sale of all or substantially all the assets of the Corporation in a transaction or series of related transactions (each of the foregoing is referred to herein as a "Material Transaction"), Optionee shall have the right to exercise the unexpired Option with respect to all the Shares. The Corporation shall give the Optionee written notice at least thirty (30) days prior to the consummation of a Material Transaction. Upon receipt of such notice from the Corporation, the Optionee may exercise the unexpired Option and make payment of the exercise price in accordance with the procedures described in Section 5 below by delivering a written notice to the Corporation at least five (5) days prior to the consummation of the Material Transaction. Unless otherwise provided by the Board of Directors of the Corporation, if the Optionee does not exercise the Option or only exercises the Option in part, then upon the consummation of the Material Transaction, the Option (or the portion of the unexercised Option) shall automatically expire and be of no further force or effect.

         4. No Rights of Shareholder. Optionee shall have no rights as a shareholder of any Shares or Common Stock covered by the Option until the date an entry evidencing such ownership is made in the stock transfer books of the Corporation (the "Exercise Date"). The Corporation will make no adjustment for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the Exercise Date.

         5. Restrictive Legends. Optionee hereby acknowledges that federal securities law and the securities law of the state in which Optionee resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of the Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Corporation, or its counsel, may deem reasonably necessary; provided, however, that any such legend shall be removed when no longer applicable.

         6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid:

                  If to Corporation:        eAutoclaims.com, Inc.
                                            2708 Alternate 19 North, Suite 604
                                            Palm Harbor, FL 34683

                  If to Optionee:
                                            ---------------------------

         7. Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee shall make adequate provision for federal and state tax withholding obligations of the Company, if any, which arise upon exercise of the Option, in whole or in part.

         8. Certificate Registration. The certificate or certificates for the shares as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

         9. Effect of Change in Stock Subject to the Option. Appropriate adjustments shall be made by the Board of Directors of the Company in the number, exercise price and class of shares of stock subject to the Option in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company.

         10. Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         IN WITNESS WHEREOF, the Corporation and Optionee have executed this Agreement as of the date first above written.

                                                     CORPORATION:

                                                     eAUTOCLAIMS.COM, INC.,
                                                     a Nevada corporation

                                                     By:
                                                        ------------------------
                                                              Eric Seidel
                                                              President


                                                     OPTIONEE:


                                                     Print Name:
                                                                ----------------


                                       3